KKR & CO. INC.

POLICIES AND PROCEDURES FOR TRADING IN SECURITIES
OF KKR & CO. INC. BY DIRECTORS,
SECTION 16 OFFICERS AND EMPLOYEES

I.	GENERAL

These policies and procedures (“Policy”) govern transactions involving the trading of securities of KKR & Co. Inc. (the “Company” and, together with its subsidiaries, “KKR”) by (i) directors of the Company (“directors”), (ii) persons who are officers of the Company (“Section 16 officers”) for purposes of Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (iii) employees and certain consultants1 of KKR. This Policy also applies to any of their immediate family members who live in the same household with them or are financially dependent on them, as well as any account for which any such person exercises or has the right to exercise investment discretion. The people listed above are sometimes referred to as “covered persons.”

This Policy relates to the common stock of the Company (“common stock”) traded on the New York Stock Exchange (the “NYSE”), as well as preferred stock and any other securities of the Company. The securities described above are sometimes referred to as “covered securities.” In addition to simple open-market trades on the NYSE, this Policy also covers all other transactions by covered persons involving covered securities, including, for example, (i) the writing and exercise of put or call options on common stock, (ii) the acquisition of or disposition of restricted stock units, restricted holding units or other equity interests linked to common stock pursuant to an equity incentive plan, (iii) total return or other swap or derivative transactions, and (iv) gifts and estate planning transfers.

The Company’s Code of Business Conduct and Ethics (“Code of Business Conduct”) as well as KKR’s Code of Ethics (the “Code of Ethics”) and KKR’s Confidential Information and Inside Information Barrier Policies and Procedures (the “Confidentiality Policy”) also set forth KKR’s prohibitions against trading while aware of, or tipping, material, non-public information and describe KKR’s policies regarding confidentiality. This Policy is meant to supplement the Code of Business Conduct, Code of Ethics and the Confidentiality Policy and sets forth additional requirements for covered persons:

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Trading Policy for Covered Persons. All covered persons must comply with this Policy regarding their transactions in covered securities. The Policy places restrictions on when transactions may occur as well as the types of transactions

1 This Policy applies to all KKR employees (including KKR Capstone and The Global Atlantic Financial Group LLC) and any other person who either performs an investment advisory function for KKR or has access to non-public information regarding KKR or any of its clients and is subject to KKR’s supervision and control (which may include consultants, advisors, temporary employees or other persons designated by the Chief Legal Officer or the Chief Compliance Officer or their respective designees).

and the brokerage accounts through which transactions may occur.

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Pre-Clearance Policy for Directors and Section 16 Officers. The rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) with regard to the acquisition and disposition of covered securities are complex. Accordingly, to facilitate compliance, directors and Section 16 officers must also comply with certain additional procedures set forth in this Policy.

If you have any questions about this Policy, please contact the Chief Legal Officer or any member of the Legal & Compliance Department.

II.	TRADING POLICY FOR DIRECTORS, SECTION 16 OFFICERS AND EMPLOYEES

Trading Window Periods

The Company has established four “windows” of time for each fiscal year during which covered persons may engage in transactions involving covered securities. Outside of an open trading window, no covered person may engage in any transaction involving covered securities (including any gifts and transfers for estate planning purposes, unless a written exception is received from the Chief Legal Officer or his or her designee). As described below, there are circumstances where a trading window may not open or may be closed early.

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A window period typically begins at the opening of trading on the NYSE after one complete trading session has elapsed since the issuance of the press release announcing the Company’s quarterly earnings for the prior fiscal quarter (or, if there is no press release, the filing of the applicable Quarterly Report on Form 10-Q or the Annual Report on Form 10-K) (such issuance or filing, the “Earnings Announcement”).

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That same trading window closes at the close of trading on the fifth trading day of the last month of the then-current fiscal quarter; provided that the Chief Legal Officer (or his or her designee) may extend the trading window at his or her discretion if there is no reasonable expectation that a covered person would have material non-public information.

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Trading windows will only officially open when an email or other notification is sent by the Chief Legal Officer (or his or her designee) announcing that it has opened. The Chief Legal Officer (or his or her designee) may determine not to open a trading window because material information about KKR has not yet been publicly disclosed.

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The official notification that a trading window has been opened will inform covered persons of when the trading window is scheduled to close. It is the responsibility of the covered person transacting in any covered securities to be aware of and to comply with the scheduled closing of the trading window even though it is the policy of the Company to send an email or other notification to confirm the closing of a trading window.

Notwithstanding the foregoing, the Chief Legal Officer (or his or her designee) may determine, at any time, that transactions in covered securities by one or more covered persons must be suspended, because (i) there may exist material non-public information concerning KKR, (ii) any particular covered person may be in possession of material non-public information about KKR, or (iii) there is a reasonable possibility that such transactions in covered securities may result in adverse reputational, regulatory or legal consequences to KKR or its affiliates. Such determination may be made on an individual by individual basis. Covered persons will be notified by or on behalf of the Chief Legal Officer if those events were to occur, but if, prior to receiving notification by or on behalf of the Chief Legal Officer, a covered person believes that he or she possesses material non-public information about KKR, then he or she may not trade in any covered securities even during an open trading window. If the trading window is closed prior to its expected closing date, covered persons must cease all transactions and hold any unsold covered securities that such covered persons wanted to sell or transfer until the next open trading window.

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Unless a covered person is a director or a Section 16 officer, or he or she has been notified otherwise, a covered person does not need to pre-clear with the Company any trades he or she wishes to make during an open trading window.

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The Chief Legal Officer (or his or her designee) may allow an exception to the trading window for a covered person or a group of covered persons on a case-by- case basis only after making a determination that the considerations described above do not apply and that hardship or other unusual circumstances warrant the making of the exception. Any granted exception may, at the discretion of the Chief Legal Officer (or his or her designee), include terms and conditions by which such exception may extend into subsequent periods without further action required by the Chief Legal Officer (or his or her designee).

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The trading window policy does not apply to covered persons who are no longer a director, officer, employee or consultant of KKR; provided that if the termination of such person’s relationship with KKR occurs during a closed trading window, the trading window policy will continue to apply to such person until the next trading window opens following the termination of such person’s relationship with KKR unless determined otherwise by the Chief Legal Officer (or his or her designee).

Short-term Trading, Hedging and Pledges

Engaging in short-term investment activities or “day-trading” of covered securities is not permitted. Covered persons should expect that all purchases by them in the open market must be held in their account for a minimum of 60 calendar days after purchase.

Covered persons are not permitted to buy or sell puts, calls, options, swaps, or similar common stock-based derivative securities, including for hedging purposes, or to engage in

“short-selling.” This Policy does not prohibit you from buying or selling exchange traded funds or other non-covered securities that are pre-approved under the Code of Ethics.

Covered persons may not pledge, hypothecate or mortgage covered securities. This means that covered securities should not be held in trading accounts where the broker provides margin financing. If a covered person must pledge or mortgage covered securities for special circumstances not involving trading, prior approval from the Chief Legal Officer (or his or her designee) is required.

Trading Accounts

Covered persons may only buy or sell covered securities through a brokerage account at Fidelity, except as noted below for non-U.S. persons. The Fidelity account must be registered with the Company’s Compliance Department, and copies of brokerage statements and trading confirmations must be automatically and electronically provided to the Compliance Department.

Immediate family members who live in the same household with the covered person or are financially dependent on any covered person, as well as any account for which the covered person exercises or has the right to exercise investment discretion, may buy or sell covered securities only through a brokerage account that has been registered with the Company’s Compliance Department and for which copies of brokerage statements and trading confirmations are automatically and electronically provided to the Compliance Department.

As a reminder, KKR is required to periodically collect securities account and transaction reports from all covered persons (other than directors), which includes their immediate family members who live in the same household with them or are financially dependent on them and other persons for whom they exercise or have the right to exercise investment discretion, which reports must convey specific information, including details on any securities held and the name of any broker, dealer or bank with which the covered person or related person maintains an account and any transactions that have occurred in these accounts. Please contact the Compliance Department or complianceny@kkr.com for more information.

10b5-1 Plans

Covered persons may establish a pre-existing written plan or arrangement complying with Rule 10b5-1 promulgated under the Exchange Act (a “Rule 10b5-1 plan”), pursuant to which a broker is given irrevocable instructions to buy or sell covered securities. A Rule 10b5- 1 plan may be established or amended only in an open trading window, and once established, the covered person may not provide any further instructions to the broker. Under a properly established 10b5-1 plan, trading by the broker may continue in a closed trading window. Rule 10b5-1 plans may only be established at Fidelity.2

2 Directors and Section 16 officers should also refer to Section III and obtain pre-clearance of Rule 10b5-1 plans.

Non-U.S. Persons

If a covered person is not permitted by Fidelity to buy covered securities in his or her account at Fidelity, because he or she does not have a U.S. tax identification code, then he or she may buy or sell covered securities in one brokerage account selected by such person; provided that prior to buying or selling covered securities, that brokerage account must be registered with the Company’s Compliance Department, and copies of brokerage statements and trading confirmations must be automatically and, if available, electronically provided to the Compliance Department.

If a covered person wishes to establish a Rule 10b5-1 plan but is not permitted by Fidelity to buy or sell covered securities in his or her Fidelity account, because he or she does not have a U.S. tax identification code, then he or she may establish a Rule 10b5-1 plan with the one brokerage firm selected pursuant to procedures outlined above.

III.	PRE-CLEARANCE POLICY FOR DIRECTORS AND SECTION 16 OFFICERS

Pre-Clearance

Directors and Section 16 officers should follow the pre-approval process described below before any transaction in covered securities is initiated.

The Company will notify any other person it determines to be a Section 16 officer and will notify any then current Section 16 officer if such person ceases to be a Section 16 officer.

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Each director and Section 16 officer should notify the Chief Legal Officer (or his or her designee) before any transaction in covered securities is initiated by (i) such director or Section 16 officer, (ii) such director’s or Section 16 officer’s immediate family members who live in the same household with him or her or are financially dependent on him or her, or (iii) any account for which any such person exercises or has the right to exercise investment discretion.

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Each pre-approval request should include (i) a description of the proposed transaction, (ii) the number of shares (or dollar amount) subject to the transaction,(iii) the proposed date(s) of the transaction, if known, (iv) identity of the legal buyer or seller and (v) any other information as the Chief Legal Officer (or his or her designee) may require to evaluate such request.

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As a general matter, the entering into, or amendment of, a Rule 10b5-1 plan is treated similarly under the securities laws to the initiation of a trade, and therefore, a Rule 10b5-1 plan may only be established or amended during an open trading window and without possession of any material non-public information, and should be pre-approved by the Chief Legal Officer (or his or her designee). In addition, the termination of a Rule 10b5-1 plan prior to its stated expiration date shall require pre- approval by the Chief Legal Officer (or his or her designee)

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Before the transaction (or the entering into, or amendment of, a Rule 10b5-1 plan) is initiated, the Chief Legal Officer (or his or her designee) must confirm in writing (including via email) that the transaction (or Rule 10b5-1 plan or amendment thereof) is approved.

•	The aforementioned approval is valid only for the trading window during which the transaction is proposed to occur (or Rule 10b5-1 plan is proposed to be entered into or amended).

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The Chief Legal Officer (or his or her designee) may revoke any clearance previously granted if he or she subsequently determines that a director or Section 16 officer is in possession of material non-public information about KKR or such transaction would result in a violation of law.

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If the transaction (or Rule 10b5-1 plan or amendment thereof) is not approved or approval for such transaction (or Rule 10b5-1 plan or amendment thereof) has been revoked, then the proposed transaction (or Rule 10b5-1 plan or amendment thereof) may not be initiated.

•	This process applies during the period when a covered person is a director or Section 16 officer and for the first six months after the covered person is no longer a director or Section 16 officer.

Section 16 Liability and Reporting. Most transactions must be reported to the SEC within two business days of the transaction date. Directors and Section 16 officers must notify the Chief Legal Officer (or his or her designee) of the transaction details no later than the close of trading on the date the transaction was executed in order for the Company to assist such persons with the preparation and filing of such reports. Such person may ask his or her broker to provide this information, but he or she is responsible for ensuring that the broker does so timely. If any director or Section 16 officer buys and sells (or sells and buys) covered securities within any six- month period, subject to certain exceptions, he or she may be subject to short-swing trading profit disgorgement. For information on Section 16 short-swing profit disgorgement, please contact the Chief Legal Officer (or his or her designee).

Rule 144. Directors and Section 16 officers who are considered affiliates of the Company under applicable securities laws must comply, to the extent required under Rule 144 of the U.S. Securities Act of 1933, as amended, when selling covered securities in the open market, including but not limited to filing a Form 144 before sale. Please contact the Chief Legal Officer (or his or her designee) for more information about Rule 144.

IV.	EXCEPTIONS

Any exception to this Policy requires the prior written approval of the Chief Legal Officer (or his or her designee).